EXHIBIT 99.1

Advanced Micro Devices, Inc. Closes $1.5 Billion

Offering of 5.75% Convertible Senior Notes due 2012

SUNNYVALE, Calif – August 14, 2007 —Advanced Micro Devices, Inc. (NYSE:AMD) today announced the closing of its offering of $1.5 billion aggregate principal amount of 5.75% Convertible Senior Notes due 2012. The notes were privately offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended.

AMD received net proceeds from the offering of approximately $1.48 billion after deducting discounts, commissions and estimated offering expenses. AMD used the net proceeds, together with available cash, to repay in full the outstanding balance of the term loan AMD entered into with Morgan Stanley Senior Funding, Inc. in October 2006.

This press release is neither an offer to sell or a solicitation of an offer to buy the notes nor shall there be any sale of the notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification thereof under the securities laws of any such state or jurisdiction. Any offers of the notes will be made only by means of a private offering memorandum. The notes and AMD’s common stock issuable upon the conversion of the notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About AMD

Advanced Micro Devices (NYSE: AMD) is a leading global provider of innovative processing solutions in the computing, graphics and consumer electronics markets. AMD is dedicated to driving open innovation, choice and industry growth by delivering superior customer-centric solutions that empower consumers and businesses worldwide.

AMD and the AMD Arrow logo are trademarks of Advanced Micro Devices, Inc. Other names used are for identification purposes only and may be trademarks of their respective owners.